[BCE INC. LOGO] News release

For Immediate Release

BCE files annual report on Form 40-F

MONTRÉAL, March 17, 2009 – BCE Inc. (TSX, NYSE: BCE) today announced the filing of its 2008 annual report on Form 40-F with the U.S. Securities and Exchange Commission (SEC). BCE’s Form 40-F, which includes its audited financial statements for the year ended December 31, 2008, as well as a reconciliation of Canadian generally accepted accounting principles to United States generally accepted accounting principles, is available on BCE’s website at www.bce.ca in the Investors section (under Financial Performance – Annual Reporting) and on the SEC’s website at www.sec.gov. Holders of BCE securities may receive a free printed copy of BCE’s audited financial statements and of the related reconciliation by contacting BCE Investor Relations by telephone at 1 800 339-6353, by e-mail at investor.relations@bce.ca or in writing to 1 Alexander Graham Bell, Building A, 6th Floor, Verdun, Québec, Canada H3E 3B3.

About BCE
BCE (TSX, NYSE: BCE) is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Operating under the Bell brand, the Company’s services include Bell Home Phone local and long distance services, Bell Mobility and Solo Mobile wireless, high-speed Bell Internet, Bell TV direct-to-home satellite and VDSL television, IP-broadband services and information and communications technology (ICT) services. BCE shares are listed in Canada and the United States. For corporate information on BCE, please visit www.bce.ca. For Bell product and service information, please visit www.bell.ca.

Media inquiries:	Investor inquiries:
Jacques Bouchard Bell Media Relations 514-391-2007, 1-877-391-2007 jacques.bouchard1@bell.ca	Thane Fotopoulos BCE Investor Relations 514-870-4619 thane.fotopoulos@bell.ca